EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-259797, 333-257440 and 333-264781) and on Form S-8 (Nos. 333-260671, 333-264780, 333-270831 and 333-279326) of our reports dated February 27, 2024, relating to the financial statements of Rocket Lab USA, Inc and the effectiveness of Rocket Lab USA, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Los Angeles, CA
February 27, 2025